AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.
MONTHLY PRICING SUPPLEMENT, DATED NOVEMBER 1, 2012,
TO THE PROSPECTUS, DATED APRIL 27, 2012

Monthly Pricing Supplement
(unaudited)

On November 1, 2012, our net asset value (“NAV”) per institutional share is $9.799 and our NAV per retail share is $9.877.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of October 1, 2012:	$6,982,138.04

Net Assets as of November 1, 2012:
Real Estate Properties, at Fair Value	$27,169,934.08
Non-Real Estate Assets (1)
Cash and Cash Equivalents	748,471.99
Subscriptions Receivable	50,000.00
Prepaid Organizational and Other Costs	4,187,493.50
Total Net Assets	32,155,899.57
Liabilities
Financing	21,367,876.27
Deferred Revenue	130,872.29
Other Liabilities (1)	2,973,807.04
Total liabilities	24,472,555.60
Net Asset Value	$7,683,343.97

(1)     As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

The NAV per share for a particular day can be found on our website at www.arcdailynav.com or by calling our toll-free, automated telephone line at 1-866-532-4743.

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
October 2, 2012	$ 9.798	$ 9.870
October 3, 2012	$ 9.798	$ 9.870
October 4, 2012	$ 9.798	$ 9.871
October 5, 2012	$ 9.798	$ 9.871
October 8, 2012	$ 9.798	$ 9.872
October 9, 2012	$ 9.798	$ 9.872
October 10, 2012	$ 9.798	$ 9.872
October 11, 2012	$ 9.798	$ 9.872
October 12, 2012	$ 9.798	$ 9.872
October 15, 2012	$ 9.798	$ 9.873
October 16, 2012	$ 9.798	$ 9.873
October 17, 2012	$ 9.798	$ 9.874
October 18, 2012	$ 9.798	$ 9.874
October 19, 2012	$ 9.798	$ 9.874
October 22, 2012	$ 9.798	$ 9.874
October 23, 2012	$ 9.798	$ 9.875
October 24, 2012	$ 9.798	$ 9.875
October 25, 2012	$ 9.798	$ 9.875
October 26, 2012	$ 9.798	$ 9.875
October 29, 2012	$ 9.798	$ 9.876
November 1, 2012	$ 9.799	$ 9.877

www.arcdailynav.com - 1.866.532.4743